------------------------------
                                                          OMB APPROVAL
                                                 ------------------------------
                                                 OMB Number
                                                 Expires:
                                                 Estimated average burden
                                                 hours per response ....... 0.5
                                                 ------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


================================================================================
1. Name and Address of Reporting Person*

   Security Capital Preferred Growth Incorporated
-------------------------------------------------------------------------------
   (Last)               (First)                 (Middle)

   11 South La Salle Street, 2nd Floor
-------------------------------------------------------------------------------
                                    (Street)

   Chicago                         Illinois                      60603
-------------------------------------------------------------------------------
   (City)                           (State)                       (Zip)


===============================================================================
2. Date of Event Requiring Statement (Month/Day/Year)

                December 2, 1998

===============================================================================
3. IRS or Social Security Number of Reporting Person (Voluntary)


===============================================================================
4. Issuer Name and Ticker or Trading Symbol

   Charles E. Smith Residential Realty, Inc. (NYSE:SRW)
===============================================================================
5. Relationship of Reporting Person Issurer
          (Check all applicable)

   [   ]   Director                             [ X ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)



      --------------------------------------------------------------------

===============================================================================
6. If Amendment, Date of Original (Month/Year)


===============================================================================
7. Individual or Joint/Group Filing (Check applicable line)

   [ X ] Form Filed by One Reporting Person

   [   ] Form Filed by More than One Reporting Person

===============================================================================
             Table I -- Non-Derivative Securities Beneficially Owned
===============================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr.5)
-----------------------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

===================================================================================================================================




*    If the Form is filed by more than one Reporting Person, see Instruction
     5(b)(v)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

===============================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct     6. Nature of
                         ----------------------                            or               Exercise       (D) or        Indirect
                         Date       Expira-                                Number           Price of       Indirect      Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)           Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr.5)     (Instr. 5)
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
Series A Cumulative
Convertible Redeemable   January 31,
Preferred Shares           1999                  Common Shares            2,640,325      $27.08          D
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

===================================================================================================================================

Explanation of Responses:

Security Capital Preferred Growth Incorporated ("SCPG") beneficially owns 2,640,325 Common Shares, consisting of the number of shares that SCPG has the right to acquire upon the conversion of its 2,640,325 Series A Cumulative Convertible Redeemable Preferred Shares.




/s/ Jeffrey C. Nellessen                                       12/11/98
--------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient. See Instruction 6 for procedure.

       Alternatively, this form is permitted to be submitted to the Commission in electronic format at the option of the reporting person pursuant to Rule 101(b)(4) of Regulation S-T.


                                  Page 2 of 2


(122795DTI)